                                                                       Exhibit B


Contact:
--------
Colleen T. White, Corporate Communications - 201-847-5369
Patricia A. Spinella, Investor Relations - 201-847-5453


               BD BOARD DECLARES DIVIDEND INCREASE AND AUTHORIZES
                          ADDITIONAL SHARE REPURCHASES


Franklin Lakes, NJ (November 23, 2004) - The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 18 cents per common share, an increase of 3 cents per share or 20% from the previous quarter. The dividend will be payable on January 3, 2005 to holders of record on December 13, 2004. At the current rate, the annual dividend would be 72 cents per share, a rise of 20% from a year ago.

The Board has also authorized the Company to repurchase up to 10 million common shares of the Company. The Company plans to use the shares for general corporate purposes. This authorization is in addition to the approximately 4.1 million shares that remained available at September 30, 2004 under a 10 million-share repurchase authorization approved in January 2004. On September 30, 2004, the Company had approximately 249 million common shares outstanding. The Company said the new authorization is consistent with continued strong cash flow.

"This is the 32nd year in a row that BD has increased its dividends. Our dividend, along with the repurchasing of our shares, has allowed us to return significant dollars to our shareholders," said Edward J. Ludwig, BD Chairman, President and Chief Executive Officer. "This provides evidence that the strategy we have been implementing over the last several years is working. We're continuing to pursue this strategy of growth through innovation combined with operational effectiveness, and our shareholders will continue to be the beneficiaries."

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2004, BD reported total revenues of $4.935 billion.

                                      ***

This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding BD's performance, including future revenues, cash flows, products and income, or events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; changes in interest or foreign currency exchange rates; difficulties inherent in product development and delays in product introductions; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in BD's ability to maintain favorable supplier arrangements and relationships; and changes in healthcare or other governmental regulation; issuance of new or revised accounting standards, as well as other factors discussed in this press release and in BD's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.